Exhibit 99

                   News Release

Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. Cross Company Reports Sales and Profit Increases in First Quarter 2013

•	Q1 2013 net sales increased 6%
•	Q1 2013 operating income increased 10%
•	Q1 2013 EPS increased from $0.12 to $0.13
•	Cross Optical Group revenue and operating income increased 19% and 29%, respectively

LINCOLN, R.I., April 25, 2013 - A.T. Cross Company (ATX) today announced financial results for the first quarter ended March 30, 2013.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "A. T. Cross continued to grow in the first quarter of 2013 with revenue up 6% and operating income higher by 10%. The Cross Optical Group (COG) continued its strong performance as its revenue and operating income increased 19% and 29%, respectively. As our sunglass business enters its peak selling season, it is clear that it has maintained its momentum from 2012 and we expect a strong performance as we move through the spring."

Mr. Whalen continued, "The Cross Accessory Division's (CAD) revenue declined 6% in the first quarter. Two-thirds of the decline was related to the substantially weaker Japanese Yen and decreased sales of low margin discontinued product. Having said that, while our trend in the European market improved in Q1, we did experience softness in the America and Asia markets which we are addressing."

First Quarter 2013 Results

Sales for the first quarter of 2013 increased by 5.9% to $44.4 million compared to $41.9 million in the first quarter of 2012. The Cross Optical Group reported sales of $23.8 million, an increase of 19.1% compared to last year's first quarter. The Cross Accessory Division recorded revenue of $20.6 million, down 6.2% from last year.

Gross margin was 56.1% in 2013, versus 56.2% in 2012.

Operating expenses were $22.3 million, or 50.2% of sales in the 2013 first quarter, versus $21.2 million, or 50.5% of sales for the same period a year ago.

Operating income in the first quarter of 2013 was $2.6 million, compared to $2.4 million in the first quarter of last year.

Net income for the first quarter was $1.6 million, or $0.13 per diluted share, compared to net income of $1.5 million, or $0.12 per diluted share, last year.

Strategic Alternatives

On February 4, 2013, the Company announced that it is exploring strategic alternatives for its Cross Accessory Division. Costs associated with the process totaled approximately $240,000, or $0.01 per share, in the first quarter of 2013.

Guidance

In January, the Company provided 2013 guidance of earnings between $0.78 and $0.82 per share. The Company is confirming that guidance. The guidance will be reviewed again in July, once the peak sunglass season concludes.

Conference Call

The Company's management will host a conference call today, April 25, 2013 at 4:30 PM Eastern Time. Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877. The conference call will be webcast and can be accessed at www.cross.com. A replay of the webcast will be archived on the Company's website for 60 days.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, non prescription reading glasses, business accessories and Costa and Native Eyewear premium sports sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected operating results for COG during the spring season and the expected overall results for A.T. Cross). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the continued success of the Optical Group's business model, the expectation that CAD will address revenue weakness in Asia, the potential effect of economic uncertainty on consumer confidence and, consumers' willingness to continue to participate in the writing instrument category and to purchase discretionary items. These forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of April 25, 2013. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012

Net sales	$44,401	$41,946
Cost of goods sold	19,476	18,376
Gross Profit	24,925	23,570

Selling, general and administrative expenses	19,600	18,475
Service and distribution costs	2,000	2,048
Research and development expenses	707	660
Operating Income	2,618	2,387
Interest and other expense	(132)	(132)
Income Before Income Taxes	2,486	2,255
Income tax provision	846	717
Net Income	$1,640	$1,538

Net Income per Share:
Basic	$ 0.13	$ 0.13
Diluted	$ 0.13	$ 0.12

Weighted Average Shares Outstanding:
Basic	12,246	12,288
Diluted	12,979	12,893

	Three Months Ended
	March 30, 2013	March 31, 2012
Segment Data: Cross Accessory Division
Net Sales	$20,565	$21,929
Operating Loss	(1,066)	(462)

Segment Data: Cross Optical Group
Net Sales	$23,836	$20,017
Operating Income	3,684	2,849

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 30, 2013	March 31, 2012
Assets
Cash and cash equivalents	$12,630	$14,817
Short-term investments	271	202
Accounts receivable	34,106	32,173
Inventories	42,391	40,354
Deferred income taxes	3,409	4,154
Other current assets	8,933	7,476
Total Current Assets	101,740	99,176

Property, plant and equipment, net	13,964	13,206
Goodwill	15,279	15,279
Intangibles and other assets	10,308	11,151
Deferred income taxes	10,994	10,894

Total Assets	$152,285	$149,706

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$25,150	$25,205
Line of credit	15,000	0
Retirement plan obligations	2,577	2,405
Income taxes payable	178	267
Total Current Liabilities	42,905	27,877

Long-term debt	0	18,221
Retirement plan obligations	19,737	19,703
Deferred gain on sale of real estate	1,564	2,086
Other long-term liabilities	706	473
Accrued warranty costs	1,256	1,430
Shareholders' equity	86,117	79,916

Total Liabilities and Shareholders' Equity	$152,285	$149,706